TRANSFER AGENCY FEE WAIVER AGREEMENT

THIS TRANSFER AGENCY FEE WAIVER AGREEMENT, dated February 28, 2017, between The Hartford Mutual Funds, Inc. and The Hartford Mutual Funds II, Inc. (each a “Company” and collectively, the “Companies”) on behalf of each series of the Companies (each a “Fund” and collectively, the “Funds”) and Hartford Administrative Services Company (the “Transfer Agent”).

WHEREAS, the Transfer Agent has been appointed the transfer agent of each of the Funds pursuant to a Transfer Agency and Service Agreement between each Company, on behalf of the Funds, and the Transfer Agent;

WHEREAS, each Company and the Transfer Agent desire to enter into the arrangements described herein relating to the transfer agency fees of the Funds that offer Class R6 and Class F shares;

NOW, THEREFORE, each Company and the Transfer Agent hereby agree as follows:

1.                                      For the period commencing March 1, 2017 through February 28, 2018, the Transfer Agent hereby agrees to waive the entire amount of the transfer agency fee for Class R6 and Class F shares of a Fund.

2.                                      The waivers described above are not subject to recoupment by the Transfer Agent.

3.                                      The Transfer Agent understands and intends that the Funds will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Companies on Form N-1A with the Securities and Exchange Commission, (2) in accruing each Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Funds to do so.

4.                                      This Agreement may be terminated with respect to a Fund upon the approval of the applicable Board of Directors.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE HARTFORD MUTUAL FUNDS, INC.

Name:	/s/ Laura S. Quade
Laura S. Quade
Title:	Vice President

THE HARTFORD MUTUAL FUNDS II, INC.

Name:	/s/ Laura S. Quade
Laura S. Quade
Title:	Vice President

HARTFORD ADMINISTRATIVE SERVICES COMPANY

Name:	/s/ Gregory A. Frost
Gregory A. Frost
Title:	Chief Financial Officer